FOR IMMEDIATE RELEASE - page 1 of 2

           Harold's Stores, Inc. Releases Financial Results For
                    First Quarter Ended April 29, 2006

Dallas, TX - May 23, 2006 - Harold's Stores, Inc. (AMEX symbol: HLD) (the "Company"), a chain of upscale ladies' and men's specialty apparel stores, today announced results of its first fiscal quarter ended April 29, 2006.

For the first quarter, the Company reported a net loss of $931,000 or $0.21 per diluted and basic share, compared to net income of $782,000, or $0.04 per diluted share ($0.07 per basic share) in the previous year.

"We are disappointed in our first quarter financial performance," said Leonard Snyder, Interim Chief Executive Officer. "Sales for the quarter were significantly below the levels of last year, which negatively impacted gross margin and expenses as a percentage of sales due to lack of leverage, leading to a loss for the quarter. The sales declines in the quarter were due to a combination of owning much less fall and winter merchandise to sell on clearance and an unfavorable customer response to the Company's early spring merchandise offerings. Fortunately, sales improved as the quarter progressed, with a decline of 22.4% to last year during the first seven weeks of the quarter to a decline of only 0.8% in the final six weeks of the quarter. This is a result of improved customer acceptance to the late spring and early summer merchandise deliveries."

Mr. Snyder continued, "At the end of the quarter, our merchandise inventories were 9% lower than the levels of last year, principally due to the reduced ownership of prior season inventory."

Further, Mr. Snyder said, "The Company has addressed the issues it experienced with its merchandise offerings and flow for the remainder of the year. In addition to ensuring regular monthly merchandise flow, much more emphasis has been placed on classically-inspired, coordinated outfits for both ladies and men, merchandise that the Company's customers have historically preferred," continued Mr. Snyder.

Net sales were $21.1 million, down from $24.0 million, for the same period in the previous year, a decrease of 11.9%. Comparable store sales decreased 16.6%, with full-price retail store sales declining by 17.2% and outlet store sales by 3.1%. Direct (internet and catalog) sales were approximately $1.1 million, 21.0% more than last year.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc., currently operates 42 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to fund operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company`s actual results for 2006 to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Financial Information Contact:
Jodi L. Taylor
Chief Financial Officer
Harold's Stores, Inc.
405-329-4045
                                 - More -
Harold's Earnings Release
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    HAROLD'S STORES, INC. AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF OPERATIONS
     (In Thousands Except Per Share Data)

                               13 Weeks Ended
                               April     April
                                29,       30,
                               2006       2005

Sales                               $         $
                               21,108    23,965

Costs and expenses:
Costs of goods sold (including
occupancy and central buying
expenses, exclusive of items   13,412    14,469
shown separately below)

Gross margin                     7,696     9,496

Selling, general and             7,323     7,401
administrative expenses

Depreciation and amortization     852       974

Operating income (loss)         (479)     1,121

Interest expense                  470       339

Gain on sale of building         (18)         -

                                  452       339

Income before income taxes      (931)       782

Provision for income taxes          -         -

Net income                          $         $
                                (931)       782

NET INCOME APPLICABLE TO
COMMON
 STOCKHOLDERS:
                                    $         $
Net income                      (931)       782

Less:  Preferred stock
dividends and accretion of        369       377
preferred stock issuance
costs

Net income applicable to            $         $
common stockholders           (1,300)       405

Net income per common share:
Basic                               $         $
                               (0.21)      0.07
Diluted                             $         $
                               (0.21)      0.04




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